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Institutional Presentation June 2003 A copy of this presentation is available on the Company's website at: www.herc.com/shareholderinfo/shinfo.asp

This presentation may include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on reasonable assumptions. Results could differ materially depending on such factors as business climate, business performance, economic and competitive uncertainties, ability to execute work process redesign and reduce costs, failure to complete transactions or to achieve benefit from transactions, higher manufacturing costs, change in strategies, reduced level of customer orders, risks in developing new products and technologies, adverse legal and regulatory developments including increases in the number or financial exposures of claims, lawsuits, settlements or judgements, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, environmental and safety regulations and clean-up costs, foreign exchange rates, and adverse changes in economic and political climates around the world. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in reports filed with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward- looking statements, which are generally not required to be publicly revised as circumstances change. Hercules Incorporated This presentation includes references to ongoing operations and EBITDA (earnings before interest, taxes, depreciation and amortization). These are non-GAAP financial measures. A reconciliation of these financial measures to the GAAP financial measure is provided and additional information is on the Company's website, www.herc.com. Hercules filed a preliminary proxy statement with the Securities and Exchange Commission on June 3, 2003, as amended on June 11, 2003 and June 16, 2003, in connection with its 2003 annual meeting of shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of Hercules shareholders for the 2003 annual meeting, and their interests in the solicitations, are set forth in the preliminary proxy statement. Hercules will be filing a definitive proxy statement and other relevant documents. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Hercules at the Commission's website at www.sec.gov. When available, the definitive proxy statement and the other documents may also be obtained from Hercules by contacting Hercules Incorporated, Attention: Helen Calhoun, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001, telephone (302) 594-5129.

Hercules Incorporated Agenda Business Overview Performance Successful Turnaround Growth Demonstrated Governance Initiatives Going Forward Strategy Strategic Priorities Delivered Results -- Opportunities Appendix Facts vs. Fiction

Hercules Incorporated Vision We are the leading global solution provider of specialty chemicals and materials, service and applied chemistry expertise for water- based products and water-borne systems. We continuously improve the way we do our work to capture greater value for our shareholders, employees and customers. We conduct business worldwide in accordance with the highest ethical standards We deliver top quartile safety, health and environmental performance We deliver top quartile financial performance in our industry and increase the value and long-term health of our businesses Our people are proud to be part of Hercules and for the contributions they make.

Hercules Incorporated Strategy Increase our competitive advantage through Work Process Redesign Understand and meet our customer's requirements Create more efficient and cost effective business processes throughout the Company Utilize and develop the skills and energy of all employees to achieve continuous improvement Reinforce our Company-wide applications knowledge and strength to add value through innovation to our customer's products and operations. Focus our business, manufacturing, application and technology strengths in several key markets including pulp and paper, coatings and adhesives, food, pharmaceuticals and personal care, construction and hygiene. Strengthen the growth and profitability of our businesses through product and service extensions combined with small bolt-on acquisitions that fit closely with our product and market positions and make excellent short and long-term financial sense.

Hercules Incorporated Strategic Priorities Cash Flow Generation Productivity Improvements Focused and Profitable Growth

Hercules Incorporated Global Capabilities Net Sales: $89 Manufacturing Facilities: 3 R&D Laboratories: 0 Employees: 95 Latin America Net Sales: $1,705 Manufacturing Facilities: 38 R&D Laboratories: 5 Employees: 5,095 Worldwide Net Sales: $869 Manufacturing Facilities: 16 R&D Laboratories: 2 Employees: 2,993 North America Net Sales: $160 Manufacturing Facilities: 6 R&D Laboratories: 1 Employees: 412 Asia/Pacific Net Sales: $586 Manufacturing Facilities: 13 R&D Laboratories: 2 Employees: 1,595 Europe $ in millions

Hercules Incorporated Key Markets 1st Qtr Pulp and Paper 49 Regulated 19 Paint & Adhesives 10 Construction Materials 9 Industrial Specialties 13 Pulp and Paper 49% Regulated 19% (1) Paints and Adhesives 10% Construction Materials 9% Industrial Specialties 13% (2) (1) Food, Pharmaceutical, Personal Care including Hygiene (2) Includes Oilfield, Textiles and General Industrial 2002 Net Sales of $1.71 billion

Hercules Incorporated Sales by Division 1st Qtr Pulp and Paper 811 Aqualon 540 FiberVisions 218 Rosin and Terpenes 93 Pulp and Paper 49% Aqualon 32% FiberVisions 13% Pinova 6% 2002 Net Sales of $1.71 billion

Pulp and Paper Overview 2002 Sales by Product Category 1st Qtr Functional Chemicals 62 Process Chemicals 30 Water Treatment Chemicals 8 Net Sales = $843 million Worldwide leader in functional, process and water treatment chemicals. Broad range of product technology and application expertise. "Best-in-class" sales / services organization. Customers are primarily large multinational paper manufacturers.

Aqualon Overview 2002 Sales by Product Category 1st Qtr Water-Soluble Products 89 Other 11 Net Sales = $542 million World leader in products that manage rheology of water-based systems. Broad, sophisticated product line. Most based on renewable resources cellulose (wood, cotton) and guar. Strength in applications expertise and technical service. Increasingly a solutions provider. Diversified customer base. Other: $40 million polyols business

FiberVisions Overview 2002 Sales by Product Category 1st Qtr Hygiene 76 Industrial and Textile 24 Net Sales = $221 million Industrial and Textile 24% World's leading producer of polyolefin staple fibers for hygiene markets. Strong worldwide reputation for quality products, innovation and customer technical service. Established relationships with leading global consumer product companies.

Net Sales = $99 million 2002 Sales by Product Category Pinova Overview Rosin Terpene Terpene Spec 70 20 10 Rosin Derivatives 70% Terpene Resins 20% Terpene Specialties 10% World's only producer of pale wood rosin derivatives. High performance products for demanding applications. Strong brand recognition. Broad FDA clearances.

Restored financial health Much stronger balance sheet Sound debt amortization schedules Leverage reduced dramatically Positive cash flow from ongoing businesses Paid off $108 million of past U.S. tax liabilities in 2002 Made $39 million of restructuring payments in 2002 Contributed $97 million to pension plans in 2002 Strong banking and capital market relations Business performance and opportunities vastly improved Reduced cost structure Expanding volumes, sales and margins Strong gains in sales and earnings productivity Streamlined and strengthened organization Strong pipeline of new products and technology Attractive growth opportunities through bolt-ons Work Process Redesign methodology institutionalized Hercules Incorporated Successful Turnaround

New Leadership Team New CEO from the outside in May 2001 Senior Management Team -- 13 out of 14 added/elevated in 2000 or later 7 out of 14 top managers brought on in 2000 or later 6 out of 14 top managers elevated from within the organization in 2000 or later Eliminated 40% of corporate officer positions Strengthening The Organization New senior management hires Business Management Finance and Accounting Work Process Redesign Manufacturing New training programs Broader training participation Hercules Incorporated Successful Turnaround

Hercules Incorporated Successful Turnaround Immediate cost reduction -- Improve EBITDA and cost structure Reduce management layers Increase span of control Reduce workforce Improve infrastructure and overhead costs Rationalize R&D and IT Consolidate suppliers and optimize freight Improve cash conversion cycle Monetize non-strategic assets Work Process Redesign -- Make processes world class Methodology for improving the operations in our businesses and across functions Streamlining processes Delivering greater value to the customer Fosters continuous improvement Central to our strategy going forward to further increase our competitive advantage

0 61 75 61 61 100 38 125 125 160 25 Work Process Redesign Savings goals were exceeded ahead of schedule. 12/31/02 Goal $200 12/31/01 125 75 $211 Post-divestiture Hercules Goal 12/31/02 Hercules Ongoing Divested Water Business (4/02) $99 38 61 Actual 6/30/02 Run rate savings vs. 2000 baseline ($ million) 25 125 Hercules Incorporated Successful Turnaround 12/31/02 Actual 160 Goal 61 61 $221 $100

Hercules Incorporated Successful Turnaround Water Treatment Divestiture Work Process Redesign enabled the transaction with excellent economics. Improved the value of Hercules. $1.8 billion sale price Excellent transaction multiple of 8.3 x EBITDA Significantly improved the Company's balance sheet Removed over $1.5 billion of debt amortizations coming due in the next 18 months Allowed for $25 million of additional cost reductions in corporate overhead Retained the paper process chemicals business of BetzDearborn Selected as the exclusive distributor to the paper industry by GE Betz Share price increased 33% while the S&P 500 was flat from January 1, 2002 to the end of March 2002 (transaction was announced mid way through this time period). Rating agencies promptly improved our debt outlook.

Hercules Incorporated Reconciliation to Ongoing Operations

Hercules Incorporated Reconciliation to Ongoing Operations

Hercules Incorporated Reconciliation to Ongoing Operations

Hercules Incorporated Sales Growth New Program at Hercules New Program at Hercules For reconciliation to GAAP financials refer to pages 19, 20 and 21 or to the Company's website, www.herc.com

Hercules Incorporated Earnings Growth For reconciliation to GAAP financials refer to pages 19, 20 and 21 or to the Company's website, www.herc.com New Program at Hercules New Program at Hercules

Hercules Incorporated Stronger Balance Sheet For reconciliation to GAAP financials refer to pages 19, 20 and 21 or to the Company's website, www.herc.com New Program at Hercules New Program at Hercules

Performance vs. Chemical Industry Specialty Chemical Peers Akzo Nobel -- Chemicals Albemarle Arch Bayer -- Chemicals Ciba Specialty Clariant Crompton Cytec Great Lakes Rohm & Haas Diversified Chemicals Akzo Nobel BASF Bayer Celanese Dow Dupont Eastman Engelhard ICI Monsanto PPG Industries Rhodia Solutia Indices S&P 500 S&P 500 Chemicals S&P 500 Diversified Chemicals S&P 500 Specialty Chemicals Dow 30 Industrials

Performance vs. Chemical Industry 2002 vs. 2001 Sales EBITDA EBITDA Growth Growth Margin, bps Hercules 2.5% 43.9% 540 Specialty Chemical Peers Mean (1.3%) 2.0% 31 High 6.9% 33.7% 387 Low (11.9%) (24.3%) (228) Diversified Chemicals Mean (5.7%) (5.3%) (21) High (0.8%) 10.6% 257 Low (26.4%) (34.7%) (563) For reconciliation to GAAP financials refer to pages 19, 20 and 21 or to the Company's website, www.herc.com

Performance vs. Chemical Industry 1Q03 vs. 1Q02 Sales EBITDA EBITDA Growth Growth Margin, bps Hercules 9.7% 19.7% 150 Specialty Chemical Peers Mean 4.4% (2.7%) (100) High 16.8% 28.1% 175 Low (7.6%) (22.9%) (352) Diversified Chemicals Mean 5.2% (3.1%) (90) High 28.2% 22.9% 365 Low (17.1%) (24.8%) (276) For reconciliation to GAAP financials refer to pages 19, 20 and 21 or to the Company's website, www.herc.com

Hercules Incorporated Stock Performance vs. Indices Weekly Closing Prices

Hercules Incorporated Stock Performance Performance: September 30, 2001 through June 6, 2003 Dr. Joyce came to Hercules in 2Q 2001. Initiated and announced Work Process Redesign program in 3Q 2001.

Hercules Incorporated Stock Performance Performance: December 31, 2001 through June 6, 2003

Hercules Incorporated Governance Initiatives Board of Directors Our directors must be "independent" except for two directors (including the CEO) who may be members of management. Our independent directors must meet in regularly scheduled sessions w/o management or the CEO. Chair of our Corporate Governance, Nominating and Ethics Committee will act as lead director. Directors may not serve for longer than nine years. Directors may not stand for reelection after reaching the age of 72. Material change in directors employment situation requires the director to submit a letter of resignation -- effective upon Board action. The selection of directors occurs based on the criteria described in our Corporate Governance Guidelines. The Board (and each committee) must assess its performance annually. Directors must participate in an education program -- after joining the Board and every two years. Director compensation must be at least 50% in stock and/or options that must be retained until directors leave the Board. We have established minimum stock ownership requirements for directors.

Hercules Incorporated Governance Initiatives Shareholder Empowering Plan Amendments Adding a qualifying offer provision -- the Company would be obligated to bring to a vote of shareholders within 120 days if a bona fide, non-coercive premium offer (at least 20%) is made. Institutional investors can own just below 20% of our common stock (up from 10%) without triggering the plan. Adding a three-year independent director evaluation (TIDE) provision to our Corporate Governance Guidelines, which calls for a review of the rights plan at least every three years by the Corporate Governance, Nominating and Ethics Committee. The Board will honor the vote of shareholders on GAMCO proposal to eliminate the rights plan. Stock Options Adopting a policy of expensing stock options, beginning in 2003. Independent Auditors Establish a rotation policy for our independent auditors as well as their engagement partners -- eight years for independent auditors and five years for any engagement partner.

Hercules Incorporated Nominees Our nominees complement our other four independent directors and our Chairman and CEO. PATRICK DUFF, age 45 Patrick Duff is currently a private investor. Mr. Duff was Senior Managing Director and a member of the Management Committee of Tiger Management, one of the largest U.S. investment funds, until December 1993, when he joined the faculty of the Columbia Graduate School of Business. Mr. Duff taught Security Analysis at Columbia until 1999. Mr. Duff is a licensed Certified Public Accountant and is a Chartered Financial Analyst. THOMAS P. GERRITY, age 61 Dr. Thomas Gerrity is the Joseph Aresty Professor of Management at the Wharton School of the University of Pennsylvania. Dr. Gerrity served as the 11th Dean of the Wharton School from 1990 to 1999. Prior to Wharton, he was the founder and Chief Executive Officer for 20 years of the Index Group, a leading consulting firm in business reengineering and information strategy. He was also president of CSC Consulting, the commercial professional services division of Computer Sciences Corporation and the parent of CSC Index. JOE B. WYATT, age 67 Joe B. Wyatt is Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee. He served as Vanderbilt's sixth Chancellor and Chief Executive Officer for 18 years, beginning in 1982. From 1972 to 1982, he was a member of the faculty and administration at Harvard University. JOHN K. WULFF, age 54 John K. Wulff has been a member of the FASB from 2001 to present. From 1996 to 2001, he was Chief Financial Officer of Union Carbide Corporation. He has held leadership positions in the Financial Executives Institute, has served as Chairman of its Committee on Corporate Reporting, and has been a Steering Committee member of the FASB Business Reporting Research Project.

Hercules Incorporated Non-Heyman Directors Hercules current independent non-Heyman directors. JOHN C. HUNTER, III, age 56 John C. Hunter is Chairman, President and Chief Executive Officer of Solutia Inc., a specialty chemicals company created in 1997 as a spinoff from the Monsanto Company. Mr. Hunter joined Monsanto in 1969 and has held a number of executive and senior management positions during his career. Mr. Hunter has been a director of Hercules since 2003. ROBERT D. KENNEDY, age 70 Robert D. Kennedy has held a number of executive and senior management positions with the Union Carbide Corporation, including, Chairman, Chief Executive Officer and President. He retired as Chairman from Union Carbide in 1995 after a career that spanned 40 years. Mr. Kennedy has been a director of Hercules since 2001. JEFFREY D. LIPTON, age 60 Jeffrey D. Lipton is President and Chief Executive Officer of NOVA Chemicals Corporation. He joined NOVA in 1993 after retiring from a 28-year career with the DuPont Company, where he held a number of management and executive positions. Mr. Lipton has been a director of Hercules since 2001. PETER McCAUSLAND, age 53 Peter McCausland has been since 1987 the Chairman and Chief Executive Officer of Airgas, Inc. (a distributor of industrial, medical and specialty gases and related equipment), a company he founded in 1982. He served as general counsel for MG Industries, Inc. an industrial gas producer. He was a partner in a firm of McCausland, Keen & Buckman, which specializes in mergers, acquisitions and financings.

Hercules Incorporated An Outstanding Board Hercules four nominees and our continuing non-Heyman directors have outstanding backgrounds and substantial management expertise: 8 of our directors and nominees have substantial experience serving on public company boards, based on years of directorship, service and the number of boards 6 of our directors and nominees have extensive management and operating experience in the chemical industry 7 of our directors and nominees hold or have held the position of Chairman, President, Chief Executive Officer or Chief Financial Officer of a publicly listed company 8 of our directors are independent under the NYSE proposed listing standards 4 of our directors and nominees have the expertise to serve as an audit committee financial expert under Sarbanes-Oxley

Hercules Incorporated Delivering Results Increasing Competitive Advantage Streamlined and More Efficient Organization Demonstrating Significant Financial Improvement Improving Operations Through Work Process Redesign Hercules People Have Made a Great Start over the Last Two Years: Significant Opportunities Going Forward to Create Additional Value For Shareholders, Customers and Employees

Appendix

Hercules Incorporated Facts vs. Fiction Audit and Accounting Heyman has attacked the size of the Company's audit fees and characterized "Dr. Joyce as the master of one-time nonrecurring charges." The facts on audit fees are: In 2000, banks collateralized their loans with Company assets -- required guarantor footnotes and collateral audits never before done by Hercules. In 2001, "collateral audits" meant 20 stand alone annual audits for three years. In 2002, "collateral audits" meant 17 stand alone audits for one year. The BetzDearborn sale and four other divestitures required heavy auditor involvement. We believe having Heyman on our Board worsens the Company's risk profile and increases audit fees. The facts on accounting are: Heyman and his dissident directors all signed the Hercules 2001 Form 10K filed with the SEC. Heyman and his dissident directors all signed the Hercules 2002 Form 10K filed with the SEC. Ray Troubh, a Heyman dissident, is a member of the Company's Audit Committee. Heyman and Sunil Kumar, a Heyman dissident, are members of the Company's Finance Committee. Audit Fees Audit Related Fees Tax All Other 2001 $11.5 $2.7 $4.0 $0.7 2002 $5.0 $4.5 $4.9 $6.7 2003(P) $2.8 $0.6 $0.9 --- (In millions) Collateral audits and Guarantor Footnote: 2001, $7.5; 2002, $2.1 BetzDearborn sale: 2001, $2.0; 2002, $4.3 BetzDearborn sale: 2001, $2.0; 2002, $3.1 Work Process Redesign in 2002, $6.5 (now IBM)

Hercules Incorporated Facts vs. Fiction

CEO Compensation

- Heyman has criticized CEO compensation as "outrageously excessive".
- The facts are:
  - Dr. Joyce was specially qualified and experienced to deal with the Company's severely distressed financial and operational situation in 2001.
  - He was hired at a compensation level consistent with other potential similarly qualified candidates without upfront payments or special retirement considerations.
  - Compensation studies (by Aon and Towers Perrin) suggest a 50th percentile range of $5 to $6 million per year includes special make-up retirement benefits that would be valued at between $0.5 to $1 million per year for five years.(2)
  - Studies indicate that troubled companies pay special upfront payments, added retirement benefits and pay at the 75th percentile or approximately $7 million.(2)
  - Dr. Joyce's total compensation is below the chemical industry benchmarks --

			LTICP		Total Comp.
Year	**Base, $**	**Bonus, $**	**Units**	**Value, $**	**Value, $**
2001	666,667(3)	997,500(3)	1,250,000 (options)	4,220,665(1)	5,884,832
2002	1,000,000	1,930,000	600,000 (options)	2,449,740(1)	5,379,740
2003	1,000,000	1,000,000	292,968 (RSUs)	2,250,000	4,250,000
CEO, Chemical Industry(2)	Competitive 50%ile	$4,810,000	Competitive 75%ile	$6,800,000	

(1) Value by Black-Scholes.
(2) 26 U.S.-based chemical companies used in Towers Perrin studies.
(3) Prorated for seven months.

39

Hercules Incorporated Facts vs. Fiction Non-Operating Issues: Asbestos and Pension Plans Heyman has criticized the Company related to non-operating issues such as asbestos litigation and pension plan funding. The facts are: Asbestos Litigation Our asbestos litigation arises primarily from products sold decades ago. We believe it is being managed as effectively as possible in today's environment. G-I Holdings, a Heyman company, is in bankruptcy due in large part to asbestos issues. Pension Plans Like much of the corporate world, three years of declining equity markets combined with interest rates at 40-year lows has resulted in under-funded pension plans. We use outside pension consultants to advise the Company on pension plan asset allocation, which is consistent with the vast majority of U.S. corporations. Our pension plans were self-funding and had a surplus from 1986 through 2001. Our U.S. pension fund outperformed the benchmark for such portfolios over the 1, 2, 3, 5 and 10 year periods ended December 31, 2002.

Hercules Incorporated Facts vs. Fiction Value Creation/Destruction Heyman labels Dr. Joyce's performance at Union Carbide as "dismal." The facts on value creation at Union Carbide compared to loss of value at ISP are: Between 1991 and 1999, Dr. Joyce played a central role in the creation of over $8.2 billion of value (excluding dividends) for Union Carbide (UK) shareholders, with the share price up over 700%. Shareholders who invested in ISP in 1991 would have lost over 33% of their original investment (excluding dividends) to Heyman! Period ending Share price, $ 1991 Dr. Joyce is named head of operations Heyman takes ISP public at $15.50/share 1999 Dow announces acquisition of UK: $66.96/share. 2003 Heyman takes ISP private at $10.30/share. 1995 Dr. Joyce named CEO.